Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260193

PROSPECTUS

1,127,088 Shares

Manning & Napier, Inc.

CLASS A COMMON STOCK

This prospectus relates to resales of up to an aggregate of 1,127,088 shares of our Class A common stock previously issued by Manning & Napier, Inc. to the selling stockholders in a private placement as part of certain exchanges effected on June 30, 2021 that were settled in shares of unregistered Class A common stock. Such exchanges occurred as part of the existing exchange process established during our initial public offering, which provided our founder, management team and certain other employees the opportunity to exchange on an annual basis a portion of their interests in Manning & Napier Group, LLC, a Delaware limited liability company of which we are the managing member, for either cash or shares of Class A common stock.

We will not receive any proceeds from the sale of the shares of our Class A common stock by the selling stockholders.

The selling stockholders identified in this prospectus may offer the shares from time to time through public or private transactions or through other means described in the section of this prospectus entitled “Plan of Distribution” at prevailing market prices, at prices different from prevailing market prices or at privately negotiated prices.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “MN.” On October 20, 2021, the closing sale price of the Class A common stock on the New York Stock Exchange was $9.61 per share.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time sell shares of Class A common stock described in this prospectus in one or more offerings.

This prospectus provides you with a description of the securities the selling stockholders may offer. You should carefully read this prospectus together with the additional information described under the heading “Where You Can Find More Information” beginning on page 16 of this prospectus.

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained or incorporated by reference into this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus and the documents incorporated herein by reference is accurate only as of their respective dates. The information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common stock. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make in the cautionary statements included in this prospectus, particularly under the heading “Risk Factors”, as well as in our most recent Annual Report on Form 10-K, particularly under the heading “Risk Factors”, and other filings we make with the SEC from time to time. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully, especially the risks of investing in our Class A common stock discussed under “Risk Factors.” This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references in this prospectus to “Manning & Napier”, “the Company,” “we,” “us,” and “our” refer to Manning & Napier, Inc. and, unless the context otherwise requires, its direct and indirect subsidiaries and predecessors.

Manning & Napier, Inc.

Manning & Napier, Inc. is an independent investment management firm that provides our clients with a broad range of financial solutions and investment strategies, including wealth management services. Founded in 1970 and headquartered in Fairport, New York, we serve a diversified client base of high-net-worth individuals and institutions. We serve our clients both directly, through our Wealth Management division and our Institutional efforts, and indirectly, through our Intermediary Distribution Group, which works with third-party financial advisors to serve their end-investors. The institutions we serve include 401(k) plans, pension plans, Taft-Hartley multi-employer plans, endowments and foundations.

Our principal executive offices are located at 290 Woodcliff Drive, Fairport, New York 14450, our telephone number at that address is (585) 325-6880 and our website is http://www.manning-napier.com. The information on our website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website is included as an inactive textual reference only.

THE OFFERING

Class A common stock offered by us	We are not selling any shares of Class A common stock pursuant to this prospectus.

Class A common stock offered by selling

stockholders	Up to 1,127,088 shares of Class A common stock.

Class A common stock outstanding as of October 11, 2021	18,465,554 shares of Class A common stock.

Use of proceeds	The selling stockholders will receive all of the proceeds from the sale of any shares of Class A common stock sold by them pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of any shares of Class A common stock that may be sold pursuant to this prospectus.

New York Stock Exchange symbol	Our Class A common stock is traded on the New York Stock Exchange under the symbol “MN.”

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus, the information and documents incorporated by reference in this prospectus, and in any prospectus supplement. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially.

Risks Related to Our Class A Common Stock

The market price and trading volume of our Class A common stock may be volatile, and you may not be able to resell your shares.

The market price of our Class A common stock may be highly volatile, could be subject to wide fluctuations and may decline significantly in the future. The trading volume of our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you could lose a substantial part or all of your investment in our Class A common stock and may be unable to resell your shares of Class A common stock at all. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of our Class A common stock, include:

•	an extended period of U.S. economic hardship as a result of the COVID-19 pandemic;

•	actual or anticipated variations in our quarterly operating results, including the suspension of our quarterly dividend;

•	failure to meet the market’s earnings expectations;

•	publication of negative research reports about us or the investment management industry, or the failure of securities analysts to cover our Class A common stock;

•	a limited float and low average daily trading volume, which may result in illiquidity as investors try to buy and sell and thereby exacerbating positive or negative pressure on our stock;

•	departures of any members of our senior management team or additions or departures of other key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	adverse market reaction to any stockholder rights, or “poison pill,” plan we may adopt;

•	changes in market valuations of similar companies;

•	actual or anticipated poor performance in one or more of the portfolios we offer;

•

changes or proposed changes in laws or regulations, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;

•	adverse publicity about the investment management industry generally, or particular scandals, specifically;

•	litigation and governmental investigations;

•	consummation by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	actions by stockholders, including any activist stockholders;

•

exchange of Class A units (the “Class A Units”) of Manning & Napier Group, LLC (“Group”), a holding company of which we are the sole managing member as well as a holder of its Class A Units, for shares of our Class A common stock or the expectation that such conversions or exchanges may occur; and

•	general market and economic conditions.

We may not be able to continue paying dividends on our Class A common stock, and our ability to pay regular dividends to our stockholders or repurchase stock is subject to the discretion of our board of directors and may be limited by our structure and applicable provisions of Delaware law.

Due to the market volatility and resulting earnings volatility stemming from the COVID-19 pandemic, the board of directors did not approve any cash dividends on our Class A common stock from when a dividend was paid on May 1, 2020 until a dividend was paid on August 16, 2021. Although we have historically declared cash dividends on our Class A common stock, our board of directors has sole discretion over the amount or frequency of any dividends. Because of our structure, we are dependent upon the ability of our subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay dividends, if declared by the board of directors, to our stockholders or to fund share repurchases. Group’s ability to make distributions to its members, including us, in an amount sufficient for us to pay dividends, if any, will be subject to its and its subsidiaries’ operating results, cash requirements and financial condition, the applicable laws of the State of Delaware, which may limit the amount of funds available for distribution, and its compliance with covenants and financial ratios related to any indebtedness it may incur in the future. In addition, Group is obligated to make tax distributions to holders of its Class A Units, including us. As a consequence of these various limitations and restrictions, we may have to reduce or eliminate the payment of dividends on our Class A common stock for an extended period of time, which could adversely affect the market price of our Class A common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.

The selling stockholders will pay any discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, New York Stock Exchange listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We issued the shares of Class A common stock covered by this prospectus in a private placement as part of certain exchanges effected on June 30, 2021 that were settled in shares of unregistered Class A common stock pursuant to the terms of certain exchange agreements by and among us, the selling stockholders and affiliate entities of ours. We have agreed to register for resale the shares of Class A common stock issued in the Exchanges (as defined below). The following table sets forth, to our knowledge, certain information about the selling stockholders as of October 11, 2021.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder	Shares of Class A common stock Beneficially Owned Prior to Offering		Number of Shares of Class A common stock Being Offered	Shares of Class A common stock to be Beneficially Owned After Offering (1)
	Number	Percentage		Number	Percentage

Patrick Cunningham	28,528	*	28,528	—	—

Beth Galusha	66,000	*	66,000	—	—
Christine Glavin(2)	56,326	*	54,368	1,958	*

Justin Goldman	389	*	389	—	—

Jeffrey Herrmann	378,039	2.0%	361,828	16,211	*

Brian Lester(2)	106,963	*	10	106,953	*

Christopher Long(2)	51,483	*	51,483	—	—

Mark MacPherson(2)	36,423	*	14,928	21,495	*

Kathryn Maurer(2)	60,109	*	60,109	—	—

Michele McGinn(2)	26,505	*	26,505	—	—

George Nobilski	122,935	*	122,935	—	—

Otto Odendahl(2)	164,742	*	128,905	35,837	*

Michael Platania(2)	34,875	*	32,368	2,507	*

David Roewer(2)	115,609	*	115,609	—	—

Richard Yates	67,123	*	63,123	4,000	*

*	Less than one percent.

(1)

We do not know when or in what amounts a selling stockholder may offer shares of Class A common stock for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2) Employees	or former employees of the Company.

Description of Transactions with the Selling Stockholders

The Exchanges

On June 30, 2021, we entered into a Share Redemption and Exchange Agreement (the “Holdings Redemption Agreement”) with M&N Group Holdings, LLC (“Group Holdings”) and Group, whereby Group Holdings exchanged Class A Units held by Group Holdings in exchange for us issuing shares of Class A common stock. Concurrently with entering into the Holdings Redemption Agreement, Group Holdings entered into a Share Redemption and Exchange Agreement (the “MNA Redemption Agreement”) with MNA Advisors, Inc. (f/k/a Manning & Napier Advisors, Inc.) (“MNA”) whereby Group Holdings exchanged, in a redemption, shares of Class A common stock, in exchange for MNA exchanging units of Group Holdings which correspond to ownership of the Class A Units. MNA allocated the shares of Class A common stock among its stockholders, who comprise a portion of the selling stockholders, concurrently with entering into the MNA Redemption Agreement (the “MNA Share Allocation”). We refer to the exchange effected by the Holdings Redemption Agreement, the MNA Redemption Agreement and the MNA Share Allocation as the “Holdings Exchange.”

Additionally, on June 30, 2021, we entered into a Share Redemption and Exchange Agreement (the “MNCC Redemption Agreement”) with Group and Manning & Napier Capital Company, LLC (“MNCC”) whereby MNCC exchanged Class A Units in exchange for us issuing shares of Class A common stock. Concurrently with entering into the MNCC Redemption Agreement, MNCC entered into Share Redemption and Exchange Agreements (the “MNCC Unitholders Redemption Agreements”) with unitholders of MNCC, who comprise a portion of the selling stockholders, whereby MNCC exchanged, in a redemption, shares of Class A common stock in exchange for the unitholders of MNCC exchanging their units of MNCC, which correspond to ownership of the Class A Units. We refer to the exchange effected by the MNCC Redemption Agreement and the MNCC Unitholders Redemption Agreements as the “MNCC Exchange,” and together with the Holdings Exchange, the “Exchanges.”

The Exchanges occurred as part of the existing exchange process established during our initial public offering, which provided our founder, management team and certain other employees the opportunity to exchange on an annual basis a portion of their interests in Group for either cash or shares of Class A common stock pursuant to the terms of the Exchange Agreement (as described in greater detail below).

Exchange Agreement

On November 23, 2011, we entered into an Exchange Agreement with Group Holdings, MNCC and certain holders of the Class A Units of Group (the “Exchange Agreement”). Pursuant to the terms of the Exchange Agreement, the Class A Units may be tendered for exchange or redemption. For any Class A Units exchanged, we may: (i) pay an amount of cash equal to the number of tendered units multiplied by the value of one share of Class A common stock less a market discount and expected expenses; or, at our election, (ii) issue shares of Class A common stock on a one-for-one basis, subject to customary adjustments. As we receive Class A Units of Group that are exchanged, or as Class A Units are redeemed and retired, our ownership of Group will increase. For example, as a result of the Exchanges, our ownership interest in Group increased from approximately 89.0% to 97.7%.

None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that the selling stockholders indicated above have been employed by us.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the Class A common stock, par value $0.01 per share of Manning & Napier, which are the securities of the Company registered pursuant to Section 12 of the Exchange Act. This description is not complete and is qualified by reference to our amended and restated certificate of incorporation (the “certificate of incorporation”) and our amended and restated bylaws (the “bylaws”).

Our certificate of incorporation authorizes us to issue 300,102,000 shares of capital stock, which consist of:

•	300,000,000 shares of Class A common stock, par value $0.01 per share;

•	2,000 shares of Class B common stock, par value $0.01 per share (the “Class B common stock”); and

•	100,000 shares of preferred stock, par value $0.01 per share (“preferred stock”).

Description of Class A Common Stock

Holders of our Class A common stock are entitled to one vote per share on each matter submitted to a vote of our stockholders and do not have cumulative voting rights. All matters to be voted on by holders of common stock, other than the election of directors, must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock, voting together as a single class. No shares of our Class B common stock are currently outstanding. Our directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting of stockholders and entitled to vote in the election of directors.

Holders of Class A common stock are entitled to receive dividends and other distributions ratably when, as and if declared by the board of directors out of legally available assets or funds.

In the event of our liquidation, dissolution or winding up, the holders of our Class A common stock are entitled to receive the assets available for distribution to our stockholders ratably in proportion to the number of shares they own, determined as a single class of Class A common stock only.

Holders of Class A common stock have no preemptive, subscription, redemption, sinking fund, or conversion rights. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.

Impact of Exchange Agreement

We are party to the Exchange Agreement, which is described in greater detail in the “Selling Stockholders” section above. To the extent exchanges of Class A Units for shares of Class A common stock occur pursuant to the Exchange Agreement, the beneficial ownership and voting power of current holders of Class A common stock will be reduced.

Potential Impact of Voting Rights of Class B Common Stock

Although no shares of Class B common stock are currently outstanding, any shares of Class B common stock that may be issued in the future would have certain rights and preferences superior to the Class A common stock. The Class B common stock has superior voting rights to the Class A common stock as set forth in the formula in our certificate of incorporation, which provides the holder of our Class B common stock control of a majority of the vote on all matters to be submitted to a vote of stockholders. This mechanism would allow for the Class B common stock to control the Company.

Potential Impact of Preferred Stock

Our certificate of incorporation permits our board of directors, without vote or further action by the stockholders, to issue up to 100,000 shares of preferred stock in one or more series and to fix or alter the terms of each series of preferred stock, within the limits of the certificate of incorporation and applicable provisions of the Delaware General Corporation Law (the “DGCL”). The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect the dividend, liquidation, voting and other rights of the holders of Class A common stock. The issuance of preferred stock with voting and conversion rights may dilute the voting power of the holders of Class A common stock and impact the market price of our Class A common stock.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Advance Notice of Stockholder Proposals and Nominations

Our bylaws include an advance notice procedure for stockholders to bring matters before stockholder meetings, including to nominate candidates for election to our board of directors. The advance notice procedure specifies the information stockholders must include in their notice and the timeframe in which they must give us notice. For notice of nominations or other business to be brought before a meeting of stockholders to be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting or as otherwise provided in our bylaws. This notice proposing to nominate a person for election as a director or proposing other business must contain certain information specified in our bylaws.

The stockholder notice procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Restrictions on Call of Special Meetings and Action by Written Consent

Our bylaws provide that special meetings of stockholders may only be called by the board of directors, the chairman of our board of directors or our chief executive officer. In addition, the only business that may be conducted at a special meeting of stockholders is the business stated in the notice of the special meeting. Our bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent or by electronic transmission.

Amendment of Bylaws

Our certificate of incorporation grants our board of directors the power to adopt, amend or repeal our bylaws in any manner not inconsistent with applicable law.

PLAN OF DISTRIBUTION

The shares of Class A common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges in any market or trading facility on which the shares are traded, or in the over-the-counter market or otherwise, at fixed prices, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the New York Stock Exchange;

•	in privately negotiated transactions; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, selling stockholders who are not our employees may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the Class A common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Selling stockholders who are not our employees may also pledge or grant a security interest in shares to a broker-dealer, other financial institution or other person, and, upon a default such pledgee or secured parties may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders upon request for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We expect to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) June 30, 2022.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.manning-napier.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2020 filed March 17, 2021;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 filed May 14, 2021 and August 13, 2021, respectively;

(3)

Our Definitive Proxy Statement on Schedule 14A filed April 29, 2021 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2020);

(4)	Our Current Reports on Form 8-K dated January 7, 2021, March 23, 2021, April 15, 2021, June 17, 2021, as amended by a Form 8-K/A filed on July 23, 2021, July 6, 2021 and July 22, 2021; and

(5)

The description of our Class  A common stock contained in our Registration Statement on Form 8-A filed November 16, 2011, including any amendments or reports filed for the purpose of updating such description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Manning & Napier, Inc.

290 Woodcliff Drive, Fairport, NY 14450

Attention: Corporate Secretary

Telephone: (585) 325-6880

1,127,088 Shares

Manning & Napier, Inc.

CLASS A COMMON STOCK

PROSPECTUS

October 21, 2021